Mail Stop 6010

      	January 11, 2006

Mr. Timothy M. Adams
Vice President, Chief Financial Officer and Treasuer
Cytyc Corporation
250 Campus Drive
Marlborough, MA 01752

      Re:	Cytyc Corporation
      Form 10-K for the fiscal year ended December 31, 2004
      Filed February 26, 2005
      File No. 000-27558

Dear Mr. Adams:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant